REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
As filed with the Securities and Exchange Commission on February 24, 2006

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERITAGE HOSPITALITY GROUP INC.
(Exact name of Registrant as Specified in its Charter)

Michigan	38-2730460
(State Or Other Jurisdiction Of Incorporation Or Organization)	(IRS Employer Identification Number)

3210 Eagle Run Drive, N.E., Suite 100
Grand Rapids, Michigan 49525
(616) 776-2600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

2002 MANAGEMENT EQUITY INCENTIVE PLAN
(Full Title of the Plan)

James R. Saalfeld
Vice President, General Counsel and Secretary
Meritage Hospitality Group Inc.
3210 Eagle Run Drive, N.E., Suite 100
Grand Rapids, Michigan 49525
Telephone: (616) 776-2600
 (Name, Address and Telephone Number of Agent for Service)

Copies of all communications to:

Gary P. Kreider, Esq.
Keating Muething & Klekamp PLL
One East Fourth Street, Suite 1400
Cincinnati, Ohio 45202
Telephone: (513) 579-6400
Facsimile: (513) 579-6457

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price Per Share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, par value $.01	250,000 Shares	$4.73(1)	$1,182,500(1)	$126.53

(1)	Estimated to calculate registration fee.
(2)	Calculated pursuant to Rule 457(h) based on the average of the high and low prices of the Common Stock on the American Stock Exchange on February 17, 2006 of $4.73 per share.

The Exhibit Index appears after the Signature Page of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        The following documents filed by Registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

1.	Annual Report on Form 10-K for the fiscal year ended November 27, 2005.

2.	Current Reports on Form 8-K filed on December 16, 2005 and January 12, 2006 (as to Items 1.01 and 8.01 only).

3.	The description of Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed by Registrant with the Securities and Exchange Commission on September 16, 1999.

        All reports and other documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all Common Stock offered has been sold or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.    Description of Securities

      Not Applicable.

Item 5.    Interests of Named Experts and Counsel

        The validity of the securities that may be offered under the Plan will be passed upon for Registrant by Keating Muething & Klekamp PLL, One East Fourth Street, Suite 1400, Cincinnati, Ohio 45202. Attorneys who are partners or employed by Keating Muething & Klekamp PLL who have provided advice with respect to this matter own shares of Registrant’s Common Stock.

Item 6.    Indemnification of Directors and Officers

        Section 561 of the Michigan Business Corporation Act (“MBCA”) provides generally and in pertinent part that a Michigan corporation may indemnify its directors and officers against expenses, including judgments, penalties, fines, attorneys’ fees and amounts paid in settlement actually and reasonably incurred by them in connection with any civil or criminal suit or action, other than actions by or in the right of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal suit or proceedings, if the person had no reasonable cause to believe his conduct was unlawful. Section 562 of the MBCA provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Michigan corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them in connection with the matters in issue, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise, and if the expenses are reasonable and actually incurred. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent legal counsel, by all independent directors who are not parties to or threatened to be made parties to the action or suit, or by the disinterested shareholders or a committee designated by the Board and consisting of directors who are not parties to, or threatened to be made parties to, the proceedings.

        Registrant, through its Bylaws and by way of contracts of indemnification, provides that its officers and directors shall be indemnified to the fullest extent authorized or permitted by law.

Item 7.    Exemption from Registration Claimed

      Not Applicable.

Item 8.    Exhibits

Exhibit 4	Amended 2002 Management Equity Incentive Plan (incorporated by reference from Schedule 14A Proxy Statement filed with the Securities and Exchange Commission on April 11, 2005)

Exhibit 5	Opinion of Keating Muething & Klekamp PLL

Exhibit 23.1	Consent of Plante & Moran PLLC

Exhibit 23.2	Consent of Ernst & Young LLP

Exhibit 23.3	Consent of Keating Muething & Klekamp PLL (included in Exhibit 5)

Exhibit 24	Power of Attorney (contained in the signature page)

Item 9.    Undertakings

9.1	The undersigned Registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)               to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (ii)               that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

9.2	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

9.3	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Grand Rapids, Michigan, on February 21, 2006.

MERITAGE HOSPITALITY GROUP INC. BY: /s/Robert E. Schermer, Jr. —————————————— Robert E. Schermer, Jr. Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby authorizes and appoints James R. Saalfeld his attorney-in-fact, for him in any and all capacities, to sign any amendments to this S-8 Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Robert E. Schermer, Sr.	Chairman of the Board of Directors	February 16, 2006
Robert E. Schermer, Sr.

/s/ Robert E. Schermer, Jr.	President, Chief Executive Officer and	February 21, 2006
Robert E. Schermer, Jr.	Director (Principal Executive Officer)

/s/ Gary A. Rose	Vice President & Chief Financial Officer (Principal Accounting Officer	February 21, 2006
Gary A. Rose	and Principal Financial Officer)

/s/ James P. Bishop	Director	February 16, 2006
James P. Bishop

/s/Duane F. Kluting	Director	February 16, 2006
Duane F. Kluting

/s/ Joseph L. Maggini	Director	February 16, 2006
Joseph L. Maggini

/s/ Brian N. McMahon	Director	February 16, 2006
Brian N. McMahon